Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin Vice President & Treasurer irelations@buckeye.com (800) 422-2825

BUCKEYE PARTNERS, L.P. REPORTS SECOND QUARTER 2018 FINANCIAL RESULTS

HOUSTON, August 3, 2018 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today reported its financial results for the second quarter of 2018. Buckeye reported net income attributable to Buckeye’s unitholders for the second quarter of 2018 of $91.9 million compared to net income attributable to Buckeye’s unitholders for the second quarter of 2017 of $112.7 million. Adjusted EBITDA (as defined below) for the second quarter of 2018 was $254.9 million compared to $269.2 million for the second quarter of 2017.

Net income attributable to Buckeye’s unitholders was $0.59 per diluted unit for the second quarter of 2018 compared to $0.80 per diluted unit for the second quarter of 2017. The diluted weighted average number of units outstanding in the second quarter of 2018 was 154.0 million compared to 141.5 million in the second quarter of 2017. The increase in the weighted average number of units outstanding is attributable to the limited partner units (“LP Units”) and Class C Units issued to fund a portion of the buyout of the public unit holders of VTTI Energy Partners LP and growth capital expenditures.

“Buckeye’s second quarter results demonstrate the ability of our diversified business segments to achieve solid financial results, while navigating fluctuating commodity markets and continued challenging market conditions,” said Clark C. Smith, Chairman, President and Chief Executive Officer of Buckeye. “Higher volumes from strong demand on our Midwest systems drove an increase in pipeline transportation revenues in our Domestic Pipelines & Terminals segment. Improved refined products prices led to higher settlement and butane blending revenues, which were partially offset by the previously discussed expiration of a crude-by-rail contract at our Chicago Complex in the first quarter. Strong operating performance and the acquisition of the remaining 20% minority interest drove improved contributions from Buckeye Texas Partners in the Global Marine Terminals segment. In addition, a strong contribution from our investment in VTTI B.V. helped to partially offset the continued impact of challenging market conditions in the segregated storage market, which drove lower utilization and rates in this segment. Our Buckeye Merchant Services segment continued to drive increased utilization across our portfolio of assets while its reported results were negatively impacted during the quarter by weaker market conditions.”

Distributable cash flow (as defined below) for the second quarter of 2018 was $162.0 million compared to $170.4 million for the second quarter of 2017. Buckeye also reported distribution coverage of 0.87 times for the second quarter of 2018.

Distribution. Buckeye also announced today that its general partner declared a cash distribution of $1.2625 per LP Unit for the quarter ended June 30, 2018, which is unchanged from the previous four quarters. Buckeye has elected to issue additional Class C Units to its Class C Unitholders in lieu of a cash distribution. The distributions will be payable on August 20, 2018 to unitholders of record on August 13, 2018. Buckeye has paid distributions in each quarter since its formation in 1986.

Buckeye has previously stated its goals of maintaining the distribution level and preserving its investment grade credit rating. In light of Buckeye’s need to access capital to support its identified growth initiatives and the impact of ongoing market conditions in its segregated storage business, Buckeye has retained financial advisors to assist in a comprehensive review of its asset portfolio and financial strategy. “Because of these challenges and our overarching goal of maximizing stakeholder value, undertaking a review of a broad range of business and strategic options is appropriate,” said Mr. Smith. “We have tremendous assets and the right management team to deliver value for our unitholders well into the future.”

Conference Call. Buckeye will host a conference call with members of executive management today, August 3, 2018, at 11:00 a.m. Eastern Time. To access the live webcast of the call, go to https://edge.media-server.com/m6/p/v5fwm7sz ten minutes prior to its start. Interested parties may participate in the call by dialing 877-870-9226 and entering the conference ID 6697179. A replay will be archived and available at this link through September 2, 2018, and the replay also may be accessed by dialing 800-585-8367 and entering the conference ID 6697179.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership which owns and operates, or owns a significant interest in, a diversified global network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, processing and marketing of liquid petroleum products. Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also uses its service expertise to operate and/or maintain third-party pipelines and perform certain engineering and construction services for its customers. Buckeye’s global terminal network, including through its interest in VTTI B.V. (“VTTI”), comprises more than 135 liquid petroleum products terminals with aggregate tank capacity of over 176 million barrels across our portfolio of pipelines, inland terminals and marine terminals located primarily in the East Coast, Midwest and Gulf Coast regions of the United States as well as in the Caribbean, Northwest Europe, the Middle East and Southeast Asia. Buckeye’s global network of marine terminals enables it to facilitate global flows of crude oil and refined petroleum products, offering its customers connectivity between supply areas and market centers through some of the world’s most important bulk liquid storage and blending hubs. Buckeye’s flagship marine terminal in The Bahamas, Buckeye Bahamas Hub, is one of the largest marine crude oil and refined petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products. Buckeye’s Gulf Coast regional hub, Buckeye Texas Partners, offers world-class marine terminalling, storage and processing capabilities. Through its 50% equity interest in VTTI, Buckeye’s global terminal network offers premier storage and marine terminalling services for petroleum product logistics in key international energy hubs. Buckeye is also a wholesale distributor of refined petroleum products in certain areas served by its pipelines and terminals. More information concerning Buckeye can be found at www.buckeye.com.

* * * * *

Adjusted EBITDA and distributable cash flow are not measures defined by accounting principles generally accepted in the United States of America (“GAAP”). We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, further adjusted to exclude certain non-cash items, such as non-cash compensation expense; transaction, transition, and integration costs associated with acquisitions; certain unrealized gains and losses on foreign currency transactions and foreign currency derivative financial instruments, as applicable; and certain other operating expense or income items, reflected in net income, that we do not believe are indicative of our core operating performance results and business outlook, such as hurricane-related costs, gains and losses on property damage recoveries, and gains and losses on asset sales. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash income tax expense, and maintenance capital expenditures incurred to maintain the operating, safety, and/or earnings capacity of our existing assets, plus or minus realized gains or losses on certain foreign currency derivative financial instruments, as applicable. These definitions of Adjusted EBITDA and distributable cash flow are also applied to our proportionate share in the Adjusted EBITDA and distributable cash flow of significant equity method investments, such as that in VTTI, and are not applied to our less significant equity method investments. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial. These adjustments include gains and losses on foreign currency derivative financial instruments used to hedge VTTI’s United States dollar denominated distributions which are excluded from Adjusted EBITDA and included in distributable cash flow when realized. Adjusted EBITDA and distributable cash flow are non-GAAP financial measures that are used by our senior management, including our Chief Executive Officer, to assess the operating performance of our business and optimize resource allocation. We use Adjusted EBITDA as a primary measure to: (i) evaluate our consolidated operating performance and the operating performance of our business segments; (ii) allocate resources and capital to business segments; (iii) evaluate the viability of proposed projects; and (iv) determine overall rates of return on alternative investment opportunities.  We use distributable cash flow as a performance metric to compare cash-generating performance of Buckeye from period to period and to compare the cash-generating performance for specific periods to the cash distributions (if any) that are expected to be paid to our unitholders. Distributable cash flow is not intended to be a liquidity measure.

We believe that investors benefit from having access to the same financial measures used by management and that these measures are useful to investors because they aid in comparing our operating performance with that of other companies with similar operations. The Adjusted EBITDA and distributable cash flow data presented by us may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of each of Adjusted EBITDA and distributable cash flow to net income.
* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among the forward-looking statements set forth in this press release are statements regarding our evaluation of strategic options to improve our financial metrics. These statements are subject to, among other risks, (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism and other security risks, including cyber risk, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, changes in product flows, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminalling, storage, and processing assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of liquid petroleum products, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits and (x) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date except as required by law.
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This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Buckeye’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, Buckeye’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

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BUCKEYE PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Product sales	$556,850	$399,805	$1,349,037	$965,225
Transportation, storage and other services	383,989	410,396	774,907	814,249
Total revenue	940,839	810,201	2,123,944	1,779,474

Costs and expenses:
Cost of product sales	552,399	392,578	1,337,726	940,628
Operating expenses (1)	156,505	162,107	311,373	323,529
Depreciation and amortization	66,569	64,838	130,707	130,326
General and administrative	21,792	24,346	45,081	46,083
Other, net	(2,123)	(4,422)	(16,153)	(4,422)
Total costs and expenses	795,142	639,447	1,808,734	1,436,144
Operating income	145,697	170,754	315,210	343,330

Other income (expense):
Earnings from equity investments	8,265	3,120	15,754	13,478
Interest and debt expense	(59,566)	(56,424)	(118,671)	(112,309)
Other expense (1)	(297)	(32)	(612)	(550)
Total other expense, net	(51,598)	(53,336)	(103,529)	(99,381)

Income before taxes	94,099	117,418	211,681	243,949
Income tax expense	(782)	(1,039)	(1,272)	(1,261)
Net income	93,317	116,379	210,409	242,688
Less: Net income attributable to noncontrolling interests	(1,413)	(3,657)	(6,132)	(6,390)
Net income attributable to Buckeye Partners, L.P.	$91,904	$112,722	$204,277	$236,298

Earnings per unit attributable to Buckeye Partners, L.P.:
Basic	$0.59	$0.80	$1.34	$1.68
Diluted	$0.59	$0.80	$1.33	$1.67

Weighted average units outstanding:
Basic	153,258	140,826	151,093	140,603
Diluted	153,989	141,505	151,770	141,253
_______________________________

(1)
Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.2 million and $0.7 million for the three and six months ended June 30, 2017, respectively, from Operating expenses to Other expense related to certain components of pension expense.

 BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue:
Domestic Pipelines & Terminals	$249,880	$253,649	$505,315	$507,161
Global Marine Terminals	143,143	167,856	287,228	332,332
Merchant Services	561,613	400,468	1,360,041	971,594
Intersegment	(13,797)	(11,772)	(28,640)	(31,613)
Total revenue	$940,839	$810,201	$2,123,944	$1,779,474

Total costs and expenses: (1)
Domestic Pipelines & Terminals	$146,252	$143,909	$292,476	$288,143
Global Marine Terminals	97,934	106,737	183,317	213,315
Merchant Services	564,753	400,573	1,361,581	966,299
Intersegment	(13,797)	(11,772)	(28,640)	(31,613)
Total costs and expenses	$795,142	$639,447	$1,808,734	$1,436,144

Depreciation and amortization:
Domestic Pipelines & Terminals	$24,542	$23,005	$48,250	$46,391
Global Marine Terminals	40,821	40,558	80,029	81,364
Merchant Services	1,206	1,275	2,428	2,571
Total depreciation and amortization	$66,569	$64,838	$130,707	$130,326

Operating income (loss):
Domestic Pipelines & Terminals	$103,628	$109,740	$212,839	$219,018
Global Marine Terminals	45,209	61,119	103,911	119,017
Merchant Services	(3,140)	(105)	(1,540)	5,295
Total operating income	$145,697	$170,754	$315,210	$343,330

Adjusted EBITDA:
Domestic Pipelines & Terminals	$135,321	$135,387	$275,972	$274,830
Global Marine Terminals	120,728	131,757	238,146	262,388
Merchant Services	(1,196)	2,047	2,459	9,482
Total Adjusted EBITDA	$254,853	$269,191	$516,577	$546,700

Capital expenditures: (2)
Domestic Pipelines & Terminals	$89,658	$54,282	$152,499	$112,717
Global Marine Terminals	43,461	50,281	97,518	90,098
Merchant Services	—	146	18	146
Total capital expenditures	$133,119	$104,709	$250,035	$202,961

Summary of capital expenditures: (2)
Maintenance capital expenditures	$28,566	$40,494	$56,766	$73,080
Expansion and cost reduction	104,553	64,215	193,269	129,881
Total capital expenditures	$133,119	$104,709	$250,035	$202,961

	June 30,	December 31,
	2018	2017
Key Balance Sheet Information:
Cash and cash equivalents	$1,657	$2,180
Long-term debt, total	4,877,890	4,658,321
_______________________________

(1)
Includes depreciation and amortization. Prior year amounts reflect the adoption of ASU 2017-07 resulting in the reclassification of $0.2 million and $0.7 million for the three and six months ended June 30, 2017 from Operating expenses to Other expense related to certain components of pension expense.

(2)
Amounts exclude the impact of accruals. On an accrual basis, capital expenditure additions to property, plant and equipment were $133.6 million and $103.5 million for the three months ended June 30, 2018 and 2017, respectively, and $252.5 million and $192.3 million for the six months ended June 30, 2018 and 2017, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA - Continued
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Domestic Pipelines & Terminals (average bpd in thousands):
Pipelines:
Gasoline	804.2	778.4	768.3	741.0
Jet fuel	379.2	376.1	366.3	365.6
Middle distillates (1)	299.9	276.0	328.6	302.6
Other products (2)	14.7	25.4	13.6	23.2
Total throughput	1,498.0	1,455.9	1,476.8	1,432.4
Terminals:
Throughput (3)	1,344.8	1,269.4	1,327.8	1,228.7

Pipeline average tariff (cents/bbl)	88.8	89.9	90.0	89.9

Global Marine Terminals (percent of capacity):
Average capacity utilization rate (4)	85%	91%	87%	95%

Merchant Services (in millions of gallons):
Sales volumes	263.1	253.2	659.1	602.3
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(1) Includes diesel fuel and heating oil.
(2) Includes liquefied petroleum gas, intermediate petroleum products and crude oil.
(3) Includes throughput of two underground propane storage caverns.
(4) Represents the ratio of contracted capacity to capacity available to be contracted.  Based on total capacity (i.e., including out of service capacity), average capacity utilization rates are approximately 81% and 87% for the three months ended June 30, 2018 and 2017, respectively, and approximately 82% and 91% for the six months ended June 30, 2018 and 2017, respectively.

BUCKEYE PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATING DATA
Non-GAAP Reconciliations
(In thousands, except coverage ratio)
(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2018	2017	2018	2017
Net income		$93,317	$116,379	$210,409	$242,688
Less:	Net income attributable to noncontrolling interests	(1,413)	(3,657)	(6,132)	(6,390)
Net income attributable to Buckeye Partners, L.P.		91,904	112,722	204,277	236,298
Add:	Interest and debt expense	59,566	56,424	118,671	112,309
	Income tax expense	782	1,039	1,272	1,261
	Depreciation and amortization (1)	66,569	64,838	130,707	130,326
	Non-cash unit-based compensation expense	7,976	8,902	16,666	17,580
	Acquisition and transition expense (2)	141	799	423	1,828
	Hurricane-related costs, net of recoveries (3)	(1,393)	613	(812)	3,016
	Proportionate share of Adjusted EBITDA for the equity method investment in VTTI (4)	34,640	28,801	69,180	57,418
Less:	Gains on property damage recoveries (5)	(450)	(4,621)	(14,535)	(4,621)
	Earnings from the equity method investment in VTTI (4)	(4,882)	(326)	(9,272)	(8,715)
Adjusted EBITDA		$254,853	$269,191	$516,577	$546,700
Less:	Interest and debt expense, excluding amortization of deferred financing costs, debt discounts and other	(55,638)	(52,063)	(110,843)	(103,587)
	Income tax expense, excluding non-cash taxes	(687)	(473)	(1,088)	(695)
	Maintenance capital expenditures	(28,566)	(40,494)	(56,766)	(73,080)
	Proportionate share of VTTI’s interest expense, current income tax expense, realized foreign currency derivative gains and losses, and maintenance capital expenditures (4)	(9,139)	(10,690)	(19,975)	(18,708)
Add:	Hurricane-related maintenance capital expenditures	1,164	4,879	3,262	10,429
Distributable cash flow		$161,987	$170,350	$331,167	$361,059

Distributions for coverage ratio (6)		$186,757	$179,361	$373,516	$356,193

Coverage ratio		0.87	0.95	0.89	1.01
_________________________

(1)
Includes 100% of the depreciation and amortization expense of $18.2 million and $18.5 million for Buckeye Texas Partners LLC (“Buckeye Texas”) for the three months ended June 30, 2018 and 2017, respectively, and $36.0 million for both six months ended June 30, 2018 and 2017. In April 2018, we acquired our business partner’s 20% ownership interest in Buckeye Texas, and as a result, we now own 100% of Buckeye Texas. Please see Note 3 in our Form 10-Q for the quarterly period ended June 30, 2018 for additional information.

(2)	Represents transaction, internal and third-party costs related to asset acquisition and integration.

(3)
Represents costs incurred at our BBH facility in the Bahamas, Yabucoa Terminal in Puerto Rico, Corpus Christi facilities in Texas, and certain terminals in Florida, as a result of hurricanes which occurred in 2017 and 2016, consisting of operating expenses and write-offs of damaged long-lived assets, net of insurance recoveries.

(4)
Due to the significance of our equity method investment in VTTI B.V. (“VTTI”), effective January 1, 2017, we applied the definitions of Adjusted EBITDA and distributable cash flow, covered in our description of non-GAAP financial measures, with respect to our proportionate share of VTTI’s Adjusted EBITDA and distributable cash flow. The calculation of our proportionate share of the reconciling items used to derive these VTTI performance metrics is based upon our 50% equity interest in VTTI, prior to adjustments related to noncontrolling interests in several of its subsidiaries and partnerships, which are immaterial.

(5)
Represents gains on recoveries, which during 2018, settled property damages caused by third parties, primarily related to a 2012 vessel allision with a jetty at our BBH facility in the Bahamas, as well as a 2014 allision with a ship dock at our terminal located in Pennsauken, New Jersey in the prior year.

(6)
Represents cash distributions declared for LP Units and for distribution equivalent rights with respect to certain unit-based compensation awards (“DERs”) outstanding as of each respective period.  Amount for 2018 reflects actual cash distributions paid on LP Units and DERs for the quarter ended March 31, 2018 and estimated cash distributions for LP Units and DERs for the quarter ended June 30, 2018. Distributions with respect to the 6,439,316 Class C Units expected to be outstanding on the record date for the quarter ended June 30, 2018 will be paid in additional Class C Units rather than in cash.